UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2014

POCKET GAMES, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	333-192939	46-3813936
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

909 Plainview Ave Far Rockaway, New York		11691
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (347) 460-9994

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On November 7, 2014, Pocket Games, Inc. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) in connection with the issuance of a convertible promissory note (“Note”) in the aggregate principal amount of $43,000. The Note matures on August 11, 2015 (the “Maturity Date”), and bears interest at the rate of 8% per annum. The Note, together with all interest as accrued, is convertible into shares of the Company’s common stock at a price equal to 58% multiplied by the average of the lowest three (3) trading prices for the Common Stock during the ten (10) trading day period ending on the latest complete trading day prior to the date of conversion (representing a discount rate of 42%). The SPA and the Note contain representations, warranties, conditions, restrictions, and covenants of the Company that are customary in such transactions with smaller companies.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 7, 2014, the Company executed the SPA and issued the Note as described in Item 1.01 above. The Note may be accelerated by the holder in the event of default and the rate of interest on the Note will increase to 22% per annum, retroactive to the date of issuance. The Note is a direct financial obligation of the Company and is considered a current liability of the Company for accounting purposes.

Item 3.02 Unregistered Sales of Equity Securities.

On November 7, 2014, the Company issued a Note convertible into equity securities of the Company as described in Item 1.01 above. The purchaser of the Note was an “accredited investor” as such term is defined by rules promulgated by the Securities and Exchange Commission (“SEC”). No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. The Company believes that the issuance of shares pursuant to the Acquisition was exempt from registration with the SEC pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Securities Purchase Agreement dated November 7, 2014 between Pocket Games, Inc. and KBM Worldwide, Inc.

10.2	Convertible Promissory Note issued by Pocket Games, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pocket Games, Inc.

Date: November 14, 2014	By: /s/ David Lovatt
David Lovatt
Chief Executive Officer